Exhibit (h)(4)(iv)


                          EXPENSE LIMITATION AGREEMENT

         This EXPENSE LIMITATION AGREEMENT is made as of the 6th day of JUNE, 2002 by and between MORGAN GRENFELL INVESTMENT TRUST, a Delaware business trust (the "Trust") and DEUTSCHE ASSET MANAGEMENT, INC., a Delaware corporation (the "Advisor"), with respect to the following:

         WHEREAS, the Advisor serves as Investment Advisor to the Trust's series set forth on Exhibit A pursuant to Management Contracts dated July 30, 2002 and an Investment Management Contract dated January 30, 1998, and the Advisor serves as the Trust's Administrator pursuant to an Administration Agreement dated July 1, 2001 (collectively, the "Agreements").

         NOW, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

         1. The Advisor and Administrator agree to waive their fees and/ or reimburse expenses to the extent necessary so that the ordinary annual operating expenses for each of the Trust's series or classes set forth on Exhibit A, as may be amended from time to time, (each a "Fund") do not exceed the percentage of average daily net assets set forth on Exhibit A for the 16 month period from such Fund's fiscal year end. For the purposes of this Agreement, ordinary operating expenses for a Fund generally consist of all costs not specifically borne by the Advisor or a Fund's principal underwriter, including investment advisory fees, administration and services fees, fees for necessary professional services, amortization of organizational expenses and costs associated with regulatory compliance and maintaining legal existence and shareholder relations.

         2. This Agreement shall be effective as to each Fund as of the date the Fund commences operations after this Agreement shall have been approved by the Board of Trustees of the Trust with respect to that Fund and, unless sooner terminated as provided herein, shall continue in effect as to such Fund for successive 16 month periods from such Fund's fiscal year end, provided such continuance is specifically approved at least annually by the vote of a majority of the Board of Trustees of the Trust. Upon the termination of any of the Agreements, this Agreement shall automatically terminate with respect to the affected Fund.

         3. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act of 1940 (the "1940 Act") shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission

                  ("SEC") issued pursuant to said Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order.
                  Otherwise the provisions of this Agreement shall be interpreted in accordance with the laws of Delaware.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers as of the day and year first above written.


                                           MORGAN GRENFELL INVESTMENT TRUST

Attest: /s/ Lisa A. Hertz                  By:      /s/ Bruce A. Rosenblum
        -------------------                         ----------------------
Name:   Lisa A. Hertz                      Name:    Bruce A. Rosenblum
                                           Title:   Assistant Secretary


                                           DEUTSCHE ASSET MANAGEMENT, INC.

Attest:  /s/ Lisa A. Hertz                 By:      /s/ Daniel O. Hirsch
         ------------------                         --------------------------
Name:    Lisa A. Hertz                     Name:    Daniel O. Hirsch
                                           Title:   Vice President

                                    Exhibit A
                                    ---------

                                                     Total Fund Operating Expenses
Fund                                                 (as a percentage of average daily net assets)
----                                                 ---------------------------------------------

Fixed Income Fund - Investment Class                          0.80%
Fixed Income Fund - Institutional Class                       0.55%
Fixed Income Fund - Class A Shares                            0.80%
Fixed Income Fund - Class B Shares                            1.55%
Fixed Income Fund - Class C Shares                            1.55%
Short-Term Fixed Income Fund - Institutional Class            0.55%
Short-Term Fixed Income Fund - Class A Shares                 0.80%
Short-Term Fixed Income Fund - Class B Shares                 1.55%
Short-Term Fixed Income Fund - Class C Shares                 1.55%
Municipal Bond Fund- Investment Class                         0.80%
Municipal Bond Fund- Institutional Class                      0.55%
Short-Term Municipal Bond Fund - Investment Class             0.80%
Short-Term Municipal Bond Fund - Institutional Class          0.55%
Short-Term Municipal Bond Fund - Class A Shares               0.80%
Short-Term Municipal Bond Fund - Class B Shares               1.55%
Short-Term Municipal Bond Fund - Class C Shares               1.55%
High Income Plus Fund - Investment Class                      0.90%
High Income Plus Fund - Institutional Class                   0.65%
High Income Plus Fund - Class A Shares                        0.90%
High Income Plus Fund - Class B Shares                        1.65%
High Income Plus Fund - Class C Shares                        1.65%
High Income Plus Fund - Premier Class                         0.50%
European Equity Fund - Investment Class                       1.50%
European Equity Fund - Institutional Class                    1.25%
European Equity Fund - Premier Class                          0.95%
European Equity Fund - Class A Shares                         1.50%
European Equity Fund - Class B Shares                         2.25%
European Equity Fund - Class C Shares                         2.25%
Micro Cap Fund - Investment Class                             1.74%
Micro Cap Fund - Institutional Class                          1.49%
Micro Cap Fund - Class A Shares                               1.74%
Micro Cap Fund - Class B Shares                               2.49%
Micro Cap Fund - Class C Shares                               2.49%